Exhibit 10.1

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

As amended and restated May 14, 2009

Table of Contents

1. Purposes	1

2. Administration of the Plan	1

3. Participation	1

4. Duration of Plan	2

5. Annual Incentive Awards	2

6. Special Rules for Covered Employees	3

7. Method and Time of Payment of Annual Incentive Awards	4

8. Long-Term Incentive Award Cycles; Awards	4

9. Restricted Stock	5

10. Performance Units and Special Long-Term Incentive Awards	8

11. Expenses	10

12. Adjustments in Class B Common Stock	10

13. Amendment	10

THE WASHINGTON POST COMPANY

INCENTIVE COMPENSATION PLAN

As Amended and Restated

through May 14, 2009

1. Purposes

The purposes of this Incentive Compensation Plan (hereinafter called the Plan) of The Washington Post Company, a Delaware corporation (hereinafter called the Company), are (a) to provide greater incentives to key employees to increase the profitability of the Company and its subsidiaries and (b) to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain persons of merit and competence upon which, in large measure, continued growth and profitability depend.

2. Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (hereinafter called the Committee) as constituted from time to time by the Board of Directors. No member of the Committee shall be eligible to participate in the Plan. The Committee shall have full power and authority to make all decisions and determinations with respect to the Plan, including without limitation the power and authority to interpret and administer the Plan, adopt rules and regulations and establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration of its business and the implementation of the Plan.

3. Participation

(a) Participation in the Plan shall be extended to senior executives, key managers and key personnel of the Company and its subsidiaries who, in the opinion of the Committee, are mainly responsible for the management of the operations of the Company and its subsidiaries or who are otherwise in a position to make substantial contributions to the management, growth and/or success of the business of the Company.

(b) Directors, as such, shall not participate in the Plan, but the fact that an employee is also a Director of the Company or a subsidiary shall not prevent his or her participation.

(c) As used in the Plan, the term “Company” shall mean The Washington Post Company and any subsidiary thereof.

(d) The Plan shall not be deemed to preclude the making of any award pursuant to any other compensation, incentive, bonus or stock option plan which may be in effect from time to time.

4. Duration of Plan

The Plan shall remain in effect until terminated by the Board of Directors; provided, however, that the termination of the Plan shall not affect the delivery or payment of any award made prior to the termination of the Plan.

5. Annual Incentive Awards

(a) Regular annual incentive awards (“Annual Awards”) for senior executives of the Company and its subsidiaries shall be made pursuant to the Plan, subject to paragraph 3(d) hereof. The aggregate amount of Annual Awards earned with respect to performance in any fiscal year shall not exceed the Maximum Incentive Credit (as hereinafter defined) for such fiscal year.

(b) The “Maximum Incentive Credit” for a fiscal year shall be 20% of Adjusted Operating Income for such year. The term “Adjusted Operating Income,” as used herein, shall mean an amount equal to the earnings of the Company before deduction for interest, taxes, depreciation and amortization and shall be exclusive of special credits and charges, and extraordinary items, all as determined by the Committee in its absolute discretion. The Committee may rely on the advice and assistance of the Company’s independent public accountants in determining the amount of Adjusted Operating Income for any fiscal year.

(c) Subject to paragraph 6 hereof, during the last month of each fiscal year, the Senior Vice President-Finance of the Company shall advise the Committee of the estimated Maximum Incentive Credit for such fiscal year and the Committee shall determine the employees who are to receive Annual Awards for such fiscal year and the amount of each such Annual Award.

(d) Each Annual Award shall be subject to such clawback conditions as shall be set forth in the agreement or in any other communication evidencing such Annual Award, or in such other policy as the Company may adopt from time to time prior to the payment of such Annual Award, or as may be imposed by law.

(e) In addition to Annual Awards, the Committee may, in the case of individuals who have made or have the potential to make extraordinary contributions to the growth and profitability of the Company, grant special annual incentive awards (“Special Annual Incentive Awards,” and, together with Annual Awards, “Annual Incentive Awards”) with respect to any fiscal year. For purposes of clarity, Special Annual Incentive Awards shall not be taken into account in determining compliance with the limit set forth in paragraph 5(a) above.

6. Special Rules for Covered Employees

This paragraph 6 shall govern Annual Incentive Awards made for a fiscal year to all participants who, at the beginning of such fiscal year, are “executive officers” of the Company (within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended) (collectively, “162(m) Awards”).

(i) Within 90 days after the beginning of each fiscal year, the Committee shall establish (a) performance goals and objectives (“Performance Targets”) for such Performance Period and (b) schedules or other objective methods for determining the applicable payout amount for each 162(m) Award based on achievement relative to the Performance Targets.

(ii) Performance Targets shall be based on one or more of the following business criteria: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/ revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof, which will have to be achieved if such executive officer is to receive payment for an Annual Award. Any Performance Target may be used to measure the performance of (x) the Company or a subsidiary of the Company as a whole or any business unit, or any combination thereof, as the Committee may deem appropriate, or (x) any of the above Performance Targets as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

(iii) The measurement of any Performance Target may exclude the impact of charges for extraordinary, unusual or non-recurring items (including without limitation charges for restructurings and discontinued operations), and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereof.

(iv) In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular fiscal year becomes available, certify the extent to which Performance Targets have been achieved.

(v) If expressly provided in the award agreement for any 162(m) Award, the Committee may, in its discretion, reduce or eliminate the amount of any 162(m) Award based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Targets. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among participants.

(vi) The amount of the 162(m) Awards payable to any participant with respect to performance in any fiscal year shall not exceed $10 million or, in the case of a participant who is the president or chief executive officer of a business unit of the Company, the greater of $10 million and 1% of the revenues of such business unit for the fiscal year with respect to which such 162(m) Award is determined.

7. Method and Time of Payment of Annual Incentive Awards

(a) All Annual Incentive Awards shall be paid in cash.

(b) All Annual Awards shall be paid in a lump sum as promptly as practicable in the calendar year that begins closest to the last day of the fiscal year to which the award relates, except as otherwise provided herein below.

(c) The Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of Annual Incentive Awards in whole or in part pursuant to the terms of The Washington Post Company Deferred Compensation Plan (the “Deferred Compensation Plan”).

8. Long-Term Incentive Award Cycles; Awards

(a) During the term of the Plan, the Committee shall from time to time establish Award Cycles, each of which shall commence on a date specified by the Committee and shall terminate no earlier than the third anniversary date of the commencement of such Award Cycle or such other anniversary date as specified by the Committee; provided, however, an Award Cycle shall (i) commence on the first day of a fiscal year of the Company, (ii) consist of not less than three nor more than four fiscal years of the Company, and (iii) at least two such fiscal years shall elapse between the beginning of consecutive Award Cycles.

(b) For each Award Cycle, the Committee shall

(i)	designate, subject to paragraph 10(a), the participants who are to receive awards of Performance Units for such Award Cycle and the number of Performance Units awarded to each such participant, and

(ii)	establish, subject to paragraph 10(b), the method for determining at the end of such Award Cycle the value of a Performance Unit awarded at the beginning of such Award Cycle.

(c) In addition, from time to time the Committee may deem it desirable to grant long-term incentive awards not based on an Award Cycle established under paragraph 8(a) and the Committee shall have the discretion to (A) designate the participants who are to receive such awards and (B) establish such terms and conditions applicable to such long-term incentive awards (“Special Long Term Incentive Award”).

9. Restricted Stock

(a) During the term of the Plan, the Committee shall from time to time designate the participants who are to receive awards of restricted shares of the Class B Common Stock of the Company (such restricted shares being hereinafter called Restricted Stock), the number of shares of Restricted Stock awarded to each such participant, and the date on which full ownership of such shares of Restricted Stock will vest in such participant (such being hereinafter called the Vesting Date). In no case may the Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of Restricted Stock to which it relates. If the Committee so determines, a single award of Restricted Stock can provide for more than one Vesting Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Restricted Stock, there shall be (1) issued (subject to subparagraph (b) below) a stock certificate, registered in the name of such participant, or (2) a book entry made in the name of such participant, in each case representing such number of shares of Restricted Stock awarded to such participant; provided, however, that at any time, not more than 10,000 share of Restricted Stock may be awarded to any participant under all outstanding awards of Restricted Stock.

(b) Within 30 days after the effective date of a Restricted Stock award, each recipient of such an award shall deliver to the Company (i) an executed copy of a Restricted Stock Agreement containing the terms and provisions set forth in subparagraph (c) below and (ii) a stock power executed in blank. Upon receipt of such agreement and stock power executed by the participant, the Company shall cause the stock certificate referred to in subparagraph (a) above to be issued in the name of the participant and delivered to the Secretary of the Company in custody for such participant or the book entry referred to in subparagraph (a) above to be made in the name of the participant on the books of the Company. The failure of a participant to return such agreement and stock power within such 30-day period without cause shall result in cancellation of the Restricted Stock Award to such participant, and no stock certificate therefor shall be issued in the participant’s name or book entry be made in the participant’s name.

(c) Each Restricted Stock Agreement accompanying an award of Restricted Stock shall contain the following provisions, as applicable, together with such other provisions as the Committee shall determine:

(i)	Except as hereinafter provided, none of the shares of Restricted Stock subject thereto may be sold, transferred, assigned, pledged or otherwise disposed of before the Vesting Date(s) established in the applicable Restricted Stock Agreement.

(ii)	Except as provided below, if the participant is continuously employed by the Company until the occurrence of an applicable Vesting Date, the restriction set forth in subparagraph (c)(i) above shall terminate on such Vesting Date as to all the shares of Restricted Stock associated with that Vesting Date. In the event that the participant takes one or more unpaid leave(s) of absence where the leave is greater than 90 days in duration at any time before an award of Restricted Stock has vested, the Vesting Date or Dates for such grant shall be extended by a period equal to the aggregate number of days that the participant was out on such leave(s) of absence (the “Extended Vesting Date(s)”) and the restrictions set forth in subparagraph (c)(i) above shall then terminate on such Extended Vesting Date or Dates.

Notwithstanding any of the foregoing, in the case of a participant who is an “executive officer” of the Company at the time of the award, the Committee shall, prior to the effective date of Restricted Stock Award, establish in writing a formula based on one or more of the following: cash flow, operating income, earnings per share, economic value added (EVA), return on assets, total return on equity of the Company, operating margins, cash flow margins, shareholder return, cost control and/or quantitative revenue, growth or profitability measurements over the period of time it takes for the Restricted Stock Award to vest fully, which will have to be achieved if the restriction set forth in subparagraph (c)(i) above is to terminate as provided in this subparagraph (c)(ii).

(iii)

If the participant’s employment by the Company terminates for any reason (whether voluntary or involuntary and including death or disability) before the Vesting Date or Extended Vesting Date, as the case may be, the ownership of all shares of Restricted Stock shall revert to the Company, unless termination occurs two or more years from the effective date of the award and the Committee, in its sole discretion, approves the vesting of a percentage of the number of shares of Restricted Stock originally awarded (rounded to the nearest whole share), if any, provided, however, that the percentage determined by the Committee may not exceed the percentage calculated by dividing (i) the number of full months elapsed from the effective date of the award to the date of such termination (less the period of full months that a participant was on one or more unpaid leaves of absence where the leave is greater than 90 days during such period by (ii) the number of full months from such effective date to the Vesting Date for such award (such percentage being hereinafter called the Pro-Rated Percentage).

(iv)	Promptly after the restriction set forth in subparagraph (c)(i) above shall terminate as to any shares of Restricted Stock, the participant to whom such shares were awarded (or the participant’s estate, as the case may be) shall pay to the Company the amount of all Federal, state and local withholding taxes payable on the compensation represented by such shares, and upon receipt of such payment the Company shall deliver to the participant a stock certificate or certificates for such shares. Alternatively, pursuant to rules established by the Compensation Committee, a participant may elect to receive all or a portion of the participant’s award in the form of cash in lieu of shares, based on the fair market value (the mean between the high and low price per share on the New York Stock Exchange) of such shares on the date the restrictions set forth in subparagraph (c)(i) above shall terminate; and the Company will deduct the amount of all withholding taxes payable on the compensation represented by such shares from the cash value of the shares to be paid to the participant.

(v)	As long as shares of Restricted Stock remain registered in the name of a participant, such participant shall be entitled to all the attributes of ownership of such shares (subject to the restriction on transfer referred to above), including the right to vote such shares and to receive all dividends declared and paid on such shares.

(d) All shares of Common Stock issued to recipients of Restricted Stock awards shall be issued from previously issued and outstanding shares held in the Treasury of the Company.

(e) The total number of shares of Common Stock that may be awarded as Restricted Stock under the Plan shall not exceed 425,000 shares; provided, however, that effective November 1, 1991, shares which revert to the Company in accordance with paragraph 9(c)(iii) shall be deemed to have been awarded as Restricted Stock for purposes of determining the number of shares of Restricted Stock remaining available to be awarded hereunder.

10. Performance Units and Special Long-Term Incentive Awards

(a) During the term of the Plan, the Committee shall from time to time designate the participants who are to receive awards of Performance Units and Special Long-Term Incentive Awards, the number of Performance Units or other terms and conditions as may be applicable, and the date on which the participant shall be entitled to payment under a Special Long-Term Incentive Award (such being hereinafter called the “Incentive Vesting Date”). In no case may the Incentive Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of the Special Long-Term Incentive Award to which it relates. If the Committee so determines, a single award of a Special Long-Term Incentive Award can provide for more than one Vesting Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Performance Units there shall be issued a Performance Unit Certificate representing such number of Performance Units with a nominal value of $100 each as the Committee shall determine; provided, however, that the total nominal value of Performance Units awarded to a participant for any Award Cycle shall not exceed 300% of such participant’s base salary at the date of such award.

(b) No later than 90 days after the beginning of each Award Cycle or the beginning of the applicable vesting period of a Special Long-Term Incentive Award, the Committee shall establish in writing a method for determining the earned value of (A) a Performance Unit at the end of such Award Cycle (hereinafter called the Payout Value) or (B) the Special Long-Term Incentive Award, in either case based on performance goals over the period of the Award Cycle or the vesting period in the case of a Special Long-Term Incentive Award related to one or more of the following: operating income, cash flow, shareholder return, earnings per share, return on assets, return on equity, operating margins, cost control, customer satisfaction, cash flow margins, economic value added (EVA) and/or other quantitative revenue, growth or profitability measurements, which may be in respect of the Company, as a whole, or any business unit thereof; provided, however, that such method shall provide that (i) no Payout Value may exceed $200 and the payment of an award of Performance Units to any participant at the end of an Award Cycle shall be the lesser of $5 million or the amount determined by multiplying the Payout Value times the number of Performance Units granted to such participant, (ii) the payment of a Special Long-Term Incentive Award to any participant at the end of the vesting period for such award shall not exceed $5 million and (iii) the aggregate value of the Performance Units and any Special Long-Term Incentive Award payable to any participant with respect to any fiscal year shall not exceed $10 million. Notwithstanding the foregoing, in the case of a participant who is the president or chief executive officer of one of the Company’s business units (not including the President or Chief Executive Officer of the Company), the aggregate value of the Performance Units and any Special Long-Term Incentive Award payable to such participant with respect to any fiscal year shall not exceed in value 1% of such business unit’s revenue for the for the fiscal year with respect of which the award is to be paid.

(c) If a participant’s employment by the Company terminates for any reason (whether voluntary or involuntary and including death or disability) before the end of an Award Cycle for which the participant was granted Performance Units or before Incentive Vesting Date, the participant shall be entitled to such percentage of the Payout Value of said Performance Units or the payment due under said Special Long-Term Incentive Award, if any, as shall be determined after the end of such Award Cycle or the Incentive Vesting Date, in accordance with the following provisions:

(i)	if termination occurs two or more years after the effective date of the award, such percentage, if any (but not greater than the Pro-Rated Percentage), as the Committee may, in its sole discretion, determine; and

(ii)	if termination occurs within two years from the effective date of the award, no percentage of the Payout Value or payment under a Special Long-Term Incentive Award shall be paid.

(d) As promptly as practicable after (i) the end of each Award Cycle and in the calendar year that begins closest to the last day of the Award Cycle or (ii) the Incentive Vesting Date, but no later than 75 days after the end of the calendar year of the Incentive Vesting Date, the Payout Value of a Performance Unit awarded at the beginning of such Award Cycle or the payment due under the Special Long-Term Incentive Award, as the case may be, shall be calculated and paid (unless otherwise deferred as provided herein) in cash to the recipients awarded such awards after deduction of all Federal, state and local withholding taxes payable on the compensation represented thereby. In addition, the Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of the Payout Value of a Performance Unit or the payment of the Special Long-Term Incentive Award in whole or in part pursuant to the terms of the Deferred Compensation Plan.

(e) For purposes of paragraphs 10(c) and 10(d), and notwithstanding any contrary terms thereof , in the event a participant takes one or more unpaid leave(s) of absence where the leave is greater than ninety (90) days in duration at any time during an Award Cycle or during the vesting period of a Special Long-Term Incentive Award, the payment of the Payout Value of the Performance Units or Special Long-Term Incentive Award payable to that participant shall be determined as if the duration of the Award Cycle or applicable the vesting period were extended by a period equal to the number of days that the participant was out on such leave(s) of absence and by not giving the participant credit for the period of employment during the Award Cycle or vesting period when the participant was on such leave of absence. Thus, for example, if a participant was away from work on a leave of absence for one year during a four-year Award Cycle, the percentage of the Payout Value of the Performance Units payable to that participant would be 100% only if the participant had at least one year of active employment after the end of the Award Cycle, and if such additional period of active employment was not completed, the Committee, in its exercise of discretion to determine a Pro-Rated Percentage under paragraph 10(c)(i), would make that determination in a manner consistent with paragraph 9(c)(iii)(A). In any such case, the Payout Value of the Performance Units or the payment of the Special Long-Term Incentive Award payable to the participant shall be paid as soon as practicable after the participant becomes entitled to payment by completing the additional period of active employment or by reason of the Committee’s exercise of discretion under paragraph 10(c)(i), but no later than seventy-five (75) days after the end of the calendar year in which the participant attains such vested payment right.

(f) At the end of each Award Cycle, the Committee may, in its sole discretion, award to those senior executives of the Company and its subsidiaries who are not “executive officers” of the Company and whose performance during such Award Cycle the Committee believes merits special recognition cash bonuses in an aggregate amount not to exceed 10% of the aggregate Payout Value of all Performance Units that become vested and payable with respect to such Award Cycle.

11. Expenses

The expenses of administering this Plan shall be borne by the Company.

12. Adjustments in Class B Common Stock

In the event of any change or changes in the outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, separation, reorganization, liquidation or the like, the class and aggregate number of shares that may be awarded as Restricted Stock under the Plan after any such change shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13. Amendment

The Board of Directors of the Company shall have complete power and authority to amend, suspend or discontinue this Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company in accordance with the requirements of the law of the State of Delaware (A) increase either (i) the maximum number of shares of Restricted Stock that may be awarded under the Plan, (ii) the maximum number of shares of Restricted Stock or Performance Units that may be awarded to a participant, (iii) the maximum Payout Value of a Performance Unit or a Special Long-Term Incentive Award, or (iv) the percentage ceiling on the aggregate amount of bonuses which may be awarded pursuant to paragraph 10(f) or (B) make any amendment which would permit the incentive provision of any year provided in paragraph 6 hereof to exceed the limitations set forth in said paragraph.

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